Exhibit 5.2.5

[Fleeson, Gooing, Coulson & Kitch, L.L.C. Letterhead]

June 21, 2013

The McClatchy Company

2100 Q Street

Sacramento, California 95816

Re:                             The McClatchy Company — Exchange Offer For Up To $910,000,000

Senior Secured Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel to Wichita Eagle and Beacon Publishing Company, Inc., a Kansas corporation (the “Wichita Eagle”), and Keltatim Publishing Company, Inc., a Kansas corporation (“Keltatim”), with respect to an exchange offer of up to $910,000,000 aggregate principal amount of outstanding 9.00% Senior Secured Notes due 2022 (the “Outstanding Notes”) that have been previously issued by The McClatchy Company (“McClatchy”), and guaranteed by the Wichita Eagle and Keltatim (and other subsidiary companies of McClatchy).  It is our understanding that McClatchy intends to issue an aggregate of up to $910,000,000 in principal amount of its 9.00% Senior Secured Notes due 2022 to be registered (the “Exchange Notes”), in exchange for a like principal amount of McClatchy’s Outstanding Notes.  The Exchange Notes will be guaranteed (the “Exchange Note Guarantees”) by each of the Subsidiary Guarantors, including the Wichita Eagle and Keltatim, pursuant to the Indenture, dated as of December 18, 2012 (the “Indenture”), by and among McClatchy, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee and as collateral agent.  Wichita Eagle and Keltatim are sometimes hereinafter referred to as the “Companies”.

In rendering the opinions expressed below, we have examined originals or copies of the following documents:

(a)                                 the Indenture;

(b)                                 the specimen of the Exchange Note Guarantees captioned “Subsidiary Guarantee” and included as an exhibit to the Indenture at pages A-15 through A-17;

(c)                                  the charter documents listed on Schedule A hereto;

(d)                                 the records of proceedings listed on Schedule B hereto;

(e)                                  the certificates of governmental authorities listed on Schedule C hereto; and

(f)                                   the certificates of stockholders, directors and/or certain officers of the Companies, dated as of June 21, 2013 as to certain factual matters.

In addition, we have reviewed originals or copies of such corporate records of the Companies, certificates of public officials and such other documents that we consider necessary or advisable for the purpose of rendering the opinions and statements set forth below. We have not independently established the facts stated therein. The documents referred to in paragraphs (a) and (b) above are sometimes referred to herein as the “Transaction Documents.”  We understand McClatchy intends to file a Form S-4 registration statement with the Federal Securities and Exchange Commission pertaining to the above transaction.  We have not reviewed the draft Form S-4 (the “Registration Statement”) or any other materials associated with such registration.

As used in the opinions or statements set forth below, the expressions “to our knowledge,” “known to us” or similar language refer to the current actual knowledge of the attorneys of this firm who have rendered legal services in connection with the representation described in the first paragraph of this opinion letter.  Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Companies or the rendering of the opinions or statements set forth below.

The opinions hereinafter expressed are subject to the following exceptions, qualifications, limitations and assumptions:

A.                                    We have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us;

B.                                    We have assumed the documents, records and certificates referenced in paragraphs (d), (e) and (f) above have not been amended, altered, modified, repealed, annulled or revoked, and remain in full force and effect.

C.                                    We have assumed that the representations and warranties made by stockholders, directors or officers of the Companies as to factual matters made in the officers certificates delivered pursuant to the Transaction Documents are correct;

D.                                    We express no opinion as to any matter relating to laws of any jurisdiction other than the laws of the State of Kansas, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to the laws of any other jurisdiction or whether the laws of any particular jurisdiction govern any aspect of the Transaction Documents.

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E.                                     We express no opinion as to the enforceability of any provision of the Transaction Documents.

F.                                      Our opinions are limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

G.                                    We express no opinion regarding compliance or noncompliance (or the effect thereof) with federal securities laws or any Kansas or other state securities laws, including, without limitation, any consent, approval, authorization, registration or qualification required under such laws, or with the anti-fraud provisions of applicable securities laws.

H.                                   Our opinions set forth in paragraph 1 below, as to valid existence and good standing, are based solely on the certificates referenced in paragraph (e) above.

I.                                        We have assumed (i) the Exchange Notes will be duly executed and delivered in accordance with the terms of the Indenture, and exchanged for Outstanding Notes in accordance with the terms of the Exchange Offer, (ii) the Exchange Notes will be the enforceable obligation of McClatchy in accordance with their terms, and (iii) the Exchange Notes will be duly authenticated by the Trustee in accord with the terms of the Indenture.

J.                                        Our opinions set forth in paragraph 2 below, as to each of the Companies having the corporate power specified therein, are based upon the documents, records and certificates necessary for our opinion, including those referenced in paragraphs (c), (d) and (e) above and our assumption that the Transaction Documents are “necessary or convenient to the conduct, promotion or attainment of business” of McClatchy and the Companies within the meaning of, and as required by, K.S.A. 17-6102(13).

K.                                   Our opinions set forth in paragraph 3 below, as to the authorization by each of the Companies for the execution and delivery of the Transaction Documents to which it is a party, are based on such documents, records and instruments necessary to render such opinion including the corporate resolutions and officers certificates referenced in paragraph (d) above. With respect to our opinions set forth in paragraph 3 below as to matters of fact, we have relied upon certificates of stockholders, directors or officers of the Companies and such other documents, records and instruments necessary to render such opinion.

L.                                     This opinion letter speaks only at and as of its date and is based solely on the facts and circumstances known to us at and as of such date.  Our opinions as expressed in this letter are rendered as of the date hereof and are based on existing law which is subject to change.  We express no opinion as to the repeal, amendment or adoption of any statute, rule, regulation, or other law which is enacted or becomes effective after, or of any court decision rendered after, the date of this opinion letter.  In rendering this opinion letter, we assume no obligation to revise or supplement this

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opinion letter should the present laws of the jurisdiction mentioned herein be changed by any legislative action, judicial decision or otherwise.  In addition, we assume no obligation to inform you of any other facts, circumstances or events that might arise or be brought to our attention after the date of this opinion letter that may alter, affect or modify the opinions expressed herein.

On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion:

1.  Each of the Companies is a corporation duly incorporated and validly existing under the laws of the State of Kansas and is in good standing under such laws.

2.  Each of the Companies has the corporate power to (a) guarantee the Exchange Notes, (b) execute and deliver the Exchange Notes Guarantees to which it is a party, and (c) carry out and perform its obligations under the terms of the Exchange Notes Guarantees to which it is a party.

3.  All corporate action on the part of each of the Companies, and their respective directors and shareholders necessary for the authorization of the execution and delivery of the Exchange Notes Guarantees to which it is a party, and the performance by each of the Companies of its obligations under the Exchange Notes Guarantees to which it is a party, has been taken.

Very truly yours,

/s/ FLEESON, GOOING, COULSON & KITCH, L.L.C.

FLEESON, GOOING, COULSON & KITCH, L.L.C.,
a Kansas limited liability company

cc:        The Wichita Eagle and Beacon Publishing Company

Attn:  Publisher

Keltatim Publishing Corporation

Attn:  Publisher

Wilson Sonsini Goodrich & Rosati, P.C. Law Firm

Attn: Publisher

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SCHEDULE A

Charter Documents

1.                                      Restated and Amended Articles of Incorporation of Wichita Eagle and Beacon Publishing Company, Inc., filed with the Kansas Secretary of State on June 13, 2007.

2.                                      Bylaws of Wichita Eagle and Beacon Publishing Company, Inc., dated October 28, 1977.

3.                                      Articles of Incorporation of Keltatim Publishing Company, Inc., filed with the Kansas Secretary of State on January 27, 1995.

4.                                      Bylaws of Keltatim Publishing Company, Inc., dated October 31, 2008.

SCHEDULE B

Records of Proceedings

1.                                      Action by Unanimous Written Consent of Board of Directors of Wichita Eagle and Beacon Publishing Company, Inc., dated November 30, 2012; and

2.                                      Action by Unanimous Written Consent of Board of Directors of Keltatim Publishing Company, Inc., dated November 30, 2012; and

3.                                      Officers certificate dated June 21, 2013.

SCHEDULE C

Certificates of Governmental Authorities

1.                                      Certificate of Good Standing for Wichita Eagle, dated June 10, 2013, issued by the Kansas Secretary of State; and

2.                                      Certificate of Good Standing for Keltatim, dated June 10, 2013, issued by the Kansas Secretary of State.